UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 11, 2006

WAVE SYSTEMS CORP.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-24752	13-3477246
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

480 Pleasant Street, Lee, Massachusetts  01238
(Address of Principal Executive Offices) (ZIP Code)

Registrant’s telephone number, including area code  (413) 243-1600

Item 3.01.      Other Events.

On July 11, 2006 Wave Systems Corp. (NASDAQ:WAVX) received notice that a Nasdaq Listing Qualifications Panel (the “Panel”) has granted Wave’s request for continued listing on The Nasdaq Global Market (formerly known as the Nasdaq National Market), subject to certain conditions. The Panel’s decision is contingent upon, among other things, Wave’s implementation of a reverse stock split to be effected for purposes of regaining compliance with the $1.00 per share minimum bid requirement for continued inclusion on The Nasdaq Global Market under Nasdaq Marketplace Rule 4450(b)(4). On or before July 25, 2006, Wave must inform the Panel that Wave’s stockholders have approved a reverse stock split and that the reverse stock split has been implemented. On or before August 8, 2006, Wave’s minimum closing bid price must be at least $1 for a minimum period of 10 consecutive trading days. The Panel has reserved the right to extend the period of consecutive trading days or impose other conditions if, during the 10 day period (or longer period, if extended) the Panel determines that such conditions are required to demonstrate that Wave is able to maintain long-term compliance with the minimum bid price and other listing requirements. The Panel has also reserved the right to reconsider the terms of the relief described above based on other developments that would make continued listing inadvisable or unwarranted.

On June 26, 2006, Wave filed a definitive proxy statement with the SEC for a special meeting to be held on July 24, 2006 seeking stockholder approval permitting the board to implement a reverse stock split of Wave’s common stock at a ratio of either 1:2, 1:3 or 1:4. If a reverse stock split is approved by the stockholders at the meeting, Wave’s board of directors will determine whether a reverse stock split remains in the best interests of the company at that time and, if so, the ratio at which the reverse stock split will be effected (either 1:2, 1:3 or 1:4).

In the event that the Panel’s requirements are not met, Wave would apply to have its common stock transferred to The Nasdaq Capital Market, as long as it continues to satisfy the applicable initial listing requirements for such market other than the minimum bid requirement. If such application is approved, Wave would be afforded the remainder of The Nasdaq Capital Market’s 180 calendar day compliance period (i.e. until October 21, 2006) in order to regain compliance with the $1.00 minimum bid requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WAVE SYSTEMS CORP.

By:	/s/ Gerard T. Feeney
Gerard T. Feeney
Chief Financial Officer

Dated:  July 12, 2006